Exhibit 99.1

March 1, 2023

Dear Shareholder,

We are pleased to enclose (unless you have direct deposit) your March 1, 2023, dividend of $0.14 per common share. Our stock closed at $22.01 on December 31, 2022.

We ended the year with a strong fourth quarter. Net income for the quarter was $12.1 million, as we saw continued net interest margin expansion and strong loan growth. Our net interest margin improved 11 basis points over the linked quarter to 4.14% and net loans, exclusive of our VFG acquisition grew by $150.9 million or at an annualized rate of 26%.

As rates have continued to rise, we have benefited by having a strong low-cost core deposit base and an asset-sensitive balance sheet where existing loans have repriced at higher rates and new loans have been added at higher yields.

For the year, we had near record net income of $39.4 million, which was just short of last year’s record total of $40.5 million. In addition to benefitting from a rising interest rate environment and a disciplined approach to pricing deposits, our success is a result of a lot of hard work from our employees and our continued focus on growth, both organically and through acquisition.

Loans in 2022 increased, exclusive of acquisitions, by $314.1 million or at an annualized growth rate of 15.7%. Net interest income for the year increased by $14.8 million or 15.5% as a result of our growth and higher yields on earning assets.

For further detail, financial statements for the fourth quarter and full year 2022 are posted to our corporate website at www.CIVB.com.

As I mentioned in my previous dividend letters, we did complete two acquisitions last year. On July 1, 2022, we acquired Comunibanc Corp., the parent company of The Henry County Bank headquartered in Napoleon, Ohio. Comunibanc had total assets of $315 million and total loans of $175 million. The acquisition added seven branches in Henry and Wood Counties in Northwest Ohio to our footprint. We now have 41 branch offices and two loan production offices throughout Ohio, southeastern Indiana and Northern Kentucky.

We also acquired Vision Financial Group (“VFG”) on October 3, 2022. VFG is a full-service equipment leasing and finance company based in Pittsburgh, PA. We are operating VFG as a subsidiary of Civista Bank.

Continued growth helps us leverage many of our recent technology investments which should lead to greater efficiency. The Henry County Bank’s strong core customer base and their approximate 65% loan-to-deposit ratio has provided us liquidity to fund our loan growth in Northwest Ohio and throughout our footprint. The acquisition of VFG adds leasing as another alternative to our lending products and helps to diversify our revenue streams. It also brings higher yielding assets to our balance sheet.

You will be receiving your annual report and proxy by mid-March. In it, I will provide you with more detail and narrative on our 2022 performance. As always, I encourage you to read the material and vote your shares. Your votes and comments are important. I do look at them.

The annual shareholders meeting is April 18, 2023, at 10 am and will be held at BGSU Firelands College – Cedar Point Center, One University Drive, Huron, Ohio. Meeting information will be posted to our corporate website at www.CIVB.com approximately four weeks prior to the meeting date.

In closing, I’d like to recognize all of our employees here at Civista for their contributions this past year. They are the reason for our success, and I am honored to work with all of them. At Civista, we value relationships, and we seek to make a difference in our communities. If you have questions, a call is always welcome.

Sincerely,

Dennis G. Shaffer CEO and President

Cautionary Statement Regarding Forward-Looking Information Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.